Exhibit 99.1

Pinnacle Foods Group Announces $1.3 Billion Acquisition

Of Birds Eye Foods

Combination creates a powerful portfolio of iconic brands with category leadership positions

Mt. Lakes, NJ, November 19, 2009. Pinnacle Foods Group LLC (“Pinnacle Foods”) announced today that it has signed a definitive agreement to acquire Birds Eye Foods, Inc. (“Birds Eye Foods”) from a holding company controlled by Vestar Capital Partners, Pro-Fac Cooperative, and Birds Eye management in a transaction valued at $1.3 billion. Birds Eye Foods is a nationally recognized packaged food company with more than $930 million of total sales and leading consumer brands in frozen vegetables and meals, including Birds Eye®, Birds Eye Steamfresh®, and Birds Eye Voila!®, as well as shelf-stable brands including Comstock® and Wilderness® pie fillings and toppings, Nalley® and Brooks® chili and chili ingredients, and snacks from Tim’s Cascade Snacks®, Snyder of Berlin® and Husman®.

Pinnacle Foods, owned by private equity funds controlled by The Blackstone Group, manufactures and distributes iconic, branded packaged foods that can be found in 80 percent of U.S. households. The company’s diversified portfolio holds the number-one or number-two position in eight of eleven categories in which it competes, and includes well-known brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers and relish, Mrs. Butterworth’s® and Log Cabin® syrups, Armour® canned meats, Swanson® and Hungry-Man® frozen dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® frozen seafood, Aunt Jemima® frozen breakfast, Lender’s® bagels and Celeste® frozen pizza.

“We are excited about bringing Birds Eye Foods into the Pinnacle Foods family of brands. The Birds Eye® brand has $640 million in net sales in the U.S. and strong health and nutrition credentials, along with proven extendibility into new segments and occasions. The transaction provides meaningful opportunities to create value and strengthens our financial position,” said

Pinnacle Foods CEO Bob Gamgort. “This compelling combination creates a leader in both the frozen and shelf stable business segments and enables us to better serve our consumers and customers.”

“We are excited to support Bob Gamgort and the Pinnacle Foods management team in expanding the business through this acquisition. Birds Eye adds another market-leading brand to the Pinnacle Foods platform and creates an attractive, diversified food company with significant scale,” said Prakash Melwani, Senior Managing Director of The Blackstone Group. “We look forward to continuing our support of Pinnacle Foods as it grows organically and via acquisitions.”

“Birds Eye Foods has been a highly successful investment for Vestar Capital Partners and its investors. The company has grown significantly in the past few years, and today, Birds Eye Foods is an exciting business with innovative products and tremendous potential,” said Brian K. Ratzan, Managing Director, Vestar Capital Partners. “Pinnacle Foods is a great place for the Birds Eye Brand. It will have the resources of a larger food company platform as it expands its leadership position.”

Pinnacle Foods expects to fund the transaction using a combination of new debt financing at the company and a significant new equity contribution from Blackstone. The transaction will reduce leverage multiples at Pinnacle Foods. The closing of the transaction, which is expected to occur no later than the first quarter of 2010, is subject to customary conditions, including regulatory approvals.

Debt financing in support of the acquisition will be comprised of senior secured credit facilities and senior unsecured bonds. The financing will be provided by Barclays Capital, Credit Suisse, BofA Merrill Lynch, HSBC, and Macquarie Capital.

Pinnacle Foods is being advised by Blackstone Advisory Partners LP, Barclays Capital, BofA Merrill Lynch, and Credit Suisse. Birds Eye Foods is being advised by Centerview Partners. JP Morgan also acted as an advisor to Birds Eye. Simpson Thacher & Bartlett LLP is acting as legal counsel to Pinnacle Foods. Kirkland & Ellis LLP is serving as legal counsel to Birds Eye Foods. As a result of this announcement, the planned public offering of Birds Eye Foods stock will be withdrawn.

About Pinnacle Foods Group LLC

Pinnacle Foods Group LLC is a leading producer, marketer and distributor of high-quality branded food products in the dry foods and frozen foods segments. The dry foods segment consists primarily of Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers and relish, Mrs. Butterworth’s® and Log Cabin® syrups and pancake mixes, Armour® canned meats and Open Pit® barbecue sauces. The frozen foods segment consists primarily of Swanson® and Hungry-Man® frozen dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® frozen seafood, Aunt Jemima® frozen breakfasts, Lender’s® bagels and Celeste® frozen pizza. The Company primarily offers its products through its broker network to traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs. It also offers products for foodservice and private label.

About The Blackstone Group

The Blackstone Group is one of the world’s leading investment and advisory firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, the companies we advise and the broader global economy. We do this through the commitment of our extraordinary people and flexible capital. Our alternative asset management businesses include the management of corporate private equity funds, real estate funds, funds of hedge funds, credit-oriented funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

About Bird Eye Foods, Inc.

Headquartered in Rochester, NY, Birds Eye Foods® is a leading marketer, manufacturer, and distributor of branded packaged food products, including an expanding platform of healthy, high-quality frozen vegetables and frozen meals, and a portfolio of primarily branded specialty foods. Our familiar brands in the frozen aisle include Birds Eye®, Birds Eye Steamfresh®, Birds Eye Voila!®, Freshlike®, C&W® (California & Washington) and McKenzie’s®. Other products marketed regionally by Birds Eye Foods include Comstock® and Wilderness® delicious pie fillings and toppings, Nalley® and Brooks® chili and chili ingredients, Bernstein’s® and Nalley® salad dressings, snacks from Tim’s Cascade Snacks®, Snyder of Berlin® and Husman®, and Birds Eye Fresh®, a premium line of fresh vegetables.

About Vestar Capital Partners

Vestar Capital Partners is a leading international private equity firm specializing in management buyouts and growth capital investments with $7 billion in assets under management. The firm targets companies in the U.S. and Europe with valuations of $250 million to $3 billion and operations in five key industry sectors: consumer/services, diversified industries, healthcare, media/communication, and financial services. Vestar invests and collaborates with incumbent management teams, family owners or corporations in a creative, flexible and entrepreneurial way to build long-term franchise and enterprise value. Since the firm’s founding in 1988, the Vestar funds have completed more than 65 investments in companies with a total value of more than $30 billion. Vestar has operations in New York, Boston, Denver, Milan, Munich and Paris. For more information, please visit www.vestarcapital.com.

Contact:

For Pinnacle Foods

Michelle Weese

+ 1 866-732-5990

michelle.weese@pinnaclefoodscorp.com

For The Blackstone Group

Public Affairs

New York

+ 1 212-583-5263

For Vestar Capital Partners

Carol Makovich

Owen Blicksilver Public Relations, Inc.

+1 203-622-4781